UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2007

EUGENE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50601	33-0827004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8th Floor, LG Palace Building, 165-8 Donggyo-Dong, Mapo-Gu, Seoul, Korea	00000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 82-2-338-6283

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2007, Eugene Science, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with the purchasers named therein (the “Purchasers”), whereby the Company sold and issued, and the Purchasers purchased, senior secured promissory notes in the aggregate principal amount of $2,000,000 (the “Notes”) and warrants to purchase 5,200,000 shares of the Company’s common stock at an exercise price of $0.25 per share (the “Warrants”). The Notes bear interest at a rate of 10% per annum and, at the option of the Purchasers, are convertible into shares of the Company’s common stock during the first six months following the issue date of the Notes at a conversion price of $0.65.

Upon an event of default under the Notes, the Purchasers holding at least a majority of the aggregate principal amount of the Notes, plus all accrued and unpaid interest thereon, have the ability to declare all outstanding obligations under the Notes immediately due and payable. Generally, an event of default includes (a) the Company’s failure to pay when due any monetary obligation, (b) the Company’s breach of any representation, warranty, covenant or other provision under the Notes or the Agreement, which, if capable of being cured, is not cured within 10 days following notice thereof, (c) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (d) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (e) any assignment for the benefit of creditors by or against the Company, or (f) the insolvency of the Company. To secure the Company’s repayment obligations under the Agreement, the Purchasers obtained a first priority security interest in all of the Company’s assets.

The foregoing descriptions of the Agreement, the Notes and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Agreement, the Notes and the Warrants, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUGENE SCIENCE, INC.

Date: July 6, 2007	By:	/s/ Seung Kwon Noh
Seung Kwon Noh
President and Chief Executive Officer